STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") made as of the ____ day of ______, 1997 by and among COASTAL PHYSICIAN NETWORKS, INC., a North Carolina corporation ("CPN"), COASTAL PHYSICIAN GROUP OF FLORIDA, INC., a Florida corporation ("CPG") (collectively, CPN and CPG may be referred to as "Sellers"), and SCOTT MEDICAL GROUP LLC, a North Carolina limited liability company("Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, CPN owns all of the issued and outstanding stock (the "Valley Women's Center Stock") of Valley Women's Center, Inc. ("Valley Women's Center"); and

     WHEREAS, CPG owns all of the issued and outstanding stock (the "CPG Clinic Stock") of Minor Emergency Center of North Broward, Inc. ("Minor Emergency"), Lehigh Medical Associates, Inc. ("Lehigh"), Springs Pediatrics, Inc. ("Springs"), and Plantation Pediatrics, Inc. ("Plantation")(collectively, Minor Emergency, Lehigh, Springs, and Plantation may be referred to as the "CPG Clinics," and, together with the Valley Women's Center, the "Clinics;" and the Valley Women's Center Stock and the CPG Clinic Stock may be referred to collectively as the "Stock"); and

     WHEREAS, the parties hereto have reached an understanding pursuant to which the Sellers will sell and the Purchaser will purchase all of the Stock, all pursuant to the terms and conditions more fully set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                    ---------
                           PURCHASE AND SALE OF STOCK
                           --------------------------

     Section 1.1 Purchase and Sale of the Stock. Subject to the terms and conditions contained herein, the Purchaser agrees to purchase from the Sellers and the Sellers agree to sell, assign and transfer to the Purchaser on the Closing Date provided for in Section 1.2 hereof, the Stock, which is all of the issued and outstanding capital stock of Valley Women's Center and the CPG Clinics.

     Section 1.2 Closing Date. The closing date (the "Closing Date") shall be on a date mutually acceptable to the parties and shall be effective as of May 31, 1997 (the "Effective Date"). The parties will use their best efforts to satisfy all conditions precedent referred to in this Agreement by the Closing Date. The closing of this transaction (the "Closing") shall be held at the offices of Moore & Van Allen, PLLC, 2200 West Main Street, Suite 800, Durham, North Carolina 27705, or such other place as the parties may agree.

     Section 1.3 Purchase Price. This Agreement is being executed in conjunction with two Asset Purchase Agreements of even date through which four direct or indirect subsidiaries of Coastal Physician Group, Inc. ("Coastal"), including Sellers, Integrated Provider Networks, Inc. and Sunlife OB/GYN Services of Broward County, Inc. (the "Combined Sellers"), will sell the stock and/or assets of the seven clinics listed in Section 1.5 (the "Combined Clinics") to three related entities, including Purchaser, Mebane Medical Center of North Carolina LLC and Women's & Children's Centers of Florida LLC (the "Combined Purchasers"). The aggregate purchase price to be paid to the Combined Sellers for the Combined Clinics (the "Purchase Price") shall be an amount equal to the greater of fifty thousand dollars ($50,000.00) or the Appraised Value (as defined below). Within thirty (30) days of the Closing Date, the parties shall have an appraisal of the Combined Clinics performed by an independent third party appraiser (the "Appraiser"). If the total net fair market value of the Combined Clinics according to the Appraiser (the "Appraised Value") is in excess of $50,000.00, the Purchase Price shall be the Appraised Value.

     Section 1.4 Payment of Purchase Price. Fifty thousand dollars ($50,000.00) shall be paid by the Combined Purchasers at Closing in cash or other immediately available funds. If the Appraised Value is greater than $50,000.00, then the balance shall be paid to the Combined Sellers by the Combined Purchasers in the form of a promissory note payable over one year, with an annualized interest rate of twelve percent (12%).

     Section 1.5 Allocation of Purchase Price. The Combined Sellers and the Combined Purchasers agree to allocate the Purchase Price among the following seven Combined Clinics in accordance with the Appraised Value after receiving the appraisal described in Section 1.3: Valley Women's Center, Inc., Lehigh Medical Associates, Inc., Springs Pediatrics, Inc., Plantation Pediatrics, Inc., Minor Emergency Center of North Broward, Inc., Mebane Medical Center (assets), and Women & Children's Center (assets). The parties hereto agree to use such allocation for the purpose of preparing tax returns and reports.

                                   ARTICLE II
                                   ----------
                 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
                 ----------------------------------------------
                              VALLEY WOMEN'S CENTER
                              ---------------------

     In order to induce the Purchaser to enter into this Agreement and the transactions contemplated hereby, CPN hereby represents and warrants to the Purchaser as follows:

     Section 2.1 Corporate Organization and Authority. CPN is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to conduct its business as now conducted, own its assets, own or lease and operate its properties, and enter into and perform its obligations under this Agreement. This Agreement constitutes, and all assignments, agreements and other instruments and documents to be executed and delivered by CPN will constitute, CPN's legal, valid and binding obligations, enforceable against CPN in accordance with their respective terms.

     CPN, by all appropriate corporate action, has duly authorized the execution and delivery of this Agreement, the documents of transfer and assignment contemplated hereby in consummation of all the transactions contemplated herein and the performance of all obligations of CPN pursuant to this Agreement.

     Section 2.2 Title to Stock of Valley Women's Center. CPN is the true and lawful beneficial and record owner of all the stock of the Valley Women's Center Stock and has good and marketable title thereto, free and clear of mortgages, pledges, liens, security interests or other encumbrances (other than a pledge of the Valley Women's Center Stock to First Union National Bank, as agent for the lenders, that will be released at closing). Subject to obtaining such release, which CPN agrees to use its best efforts to obtain, CPN has full right and power and authority to sell, transfer and deliver such Valley Women's Center Stock, and upon delivery of such Valley Women's Center Stock, and upon delivery of the certificate or certificates therefor as contemplated in this Agreement, CPN will transfer to the Purchaser valid and marketable title thereto including all voting and other rights to such Valley Women's Center Stock, free and clear of all claims, liens, charges, encumbrances and equities whatsoever. The failure by Seller to obtain the release of First Union National Bank ("FUNB"), as agent for that certain bank group with loans outstanding to Coastal (the "Lenders"), shall not constitute a default hereunder by Seller.

     Section 2.3 Financial Statements. The financial statements of Valley Women's Center attached hereto as Schedule 2.3 accurately and completely reflect the assets and liabilities of Valley Women's Center as of the date of such financial statements. Since the date of the financial statements, there have been no changes in the assets, liabilities, financial condition, business or affairs of Valley Women's Center which would, in the aggregate, have a material adverse effect on Valley Women's Center, its assets, liabilities or financial condition.

                                   ARTICLE III
                                   -----------
           REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CPG CLINICS
           ----------------------------------------------------------

     In order to induce the Purchaser to enter into this Agreement and the transactions contemplated hereby, the CPG hereby represents and warrants to the Purchaser as follows:

     Section 3.1 Corporate Organization and Authority. CPG is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to conduct its business as now conducted, own its assets, own or lease and operate its properties, and enter into and perform its obligations under this Agreement. This Agreement constitutes, and all assignments, agreements and other instruments and documents to be executed and delivered by CPG will constitute CPG's legal, valid and binding obligations, enforceable against CPG in accordance with their respective terms.

     CPG, by all appropriate corporate action has duly authorized the execution and delivery of this Agreement, the documents of transfer and assignment contemplated hereby in consummation of all the transactions contemplated herein and the performance of all obligations of CPG pursuant to this Agreement.

     Section 3.2 Title to CPG Clinic Stock. CPG is the true and lawful beneficial and record owner of all the stock of the CPG Clinic Stock and has good and marketable title thereto, free and clear of mortgages, pledges, liens, security interests or other encumbrances (other than a pledge of the CPG Clinic Stock to FUNB, as agent for the Lenders, that will be released at closing). Subject to obtaining such release, which CPG agrees to use its best efforts to obtain, CPG has full right and power and authority to sell, transfer and deliver such CPG Clinic Stock, and upon delivery of such CPG Clinic Stock, and upon delivery of the certificate or certificates therefor as contemplated in this Agreement, CPG will transfer to the Purchaser valid and marketable title thereto, including all voting and other rights to such CPG Clinic Stock, free and clear of all claims, liens, charges, encumbrances and equities whatsoever.

     Section 3.3 Financial Statements. The financial statements of the CPG Clinics attached hereto as Schedule 3.3 accurately and completely reflect the assets and liabilities of the CPG Clinics as of the date of such financial statements. Since the date of the financial statements, there have been no changes in the assets, liabilities, financial condition, business or affairs of the CPG Clinics which would, in the aggregate, have a material adverse effect on the CPG Clinics, their assets, liabilities or financial condition.

                                   ARTICLE IV
                                   ----------
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

     In order to induce the Sellers to enter into this Agreement and the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller as follows:

     Section 4.1 Company Organization and Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full power and authority to conduct its business as now conducted, own its assets, own or lease and operate its properties, and enter into and perform its obligations under this Agreement. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Purchaser will constitute Purchaser's legal, valid and binding obligations, enforceable against Purchaser in accordance with their respective terms.

     Purchaser, by all appropriate limited liability company action, has duly authorized the execution and delivery of this Agreement, the documents of transfer and assignment contemplated hereby in consummation of all the transactions contemplated herein and the performance of all obligations of Purchaser pursuant to this Agreement.

                                    ARTICLE V
                                    ---------
                COVENANTS AND AGREEMENTS OF SELLERS AND PURCHASER
                -------------------------------------------------

     Section 5.1 Assignment of Real Property Leases. To the extent that any leases of office or other space occupied by the Clinics have been entered into in the name of Coastal, or any affiliates of Coastal, such leases shall be assigned to the appropriate Clinic or Purchaser at Closing. Purchaser shall use their its efforts to obtain any required consents to or approvals for assignment of the leases to the appropriate Clinic or Purchaser, and Sellers agrees to fully cooperate in having the leases assigned. If such consents or approvals are obtained, the leases shall be assigned to the Clinics or Purchaser and the Clinics and Purchaser shall, jointly and severally, indemnify and hold harmless Coastal, the Sellers and any affiliate of the Sellers, against and in respect of any and all claims arising under or out of said leases after the Closing Date. In the event consents or approvals are not obtained with respect to any lease, Coastal or its affiliate will remain as the tenant on such lease and the Clinic will continue to use and occupy the space in the manner in which the space is now used and occupied through the term of the lease and the Clinics or Purchaser will pay to or on behalf of Coastal or its affiliate all rent and other sums due under such lease.

     Section 5.2 Management Contract. On or before the Closing Date, Purchaser and Coastal, or an entity related to or controlled by Coastal, including but not limited to CPG or IPN, shall enter into a management services agreement (the "Management Services Agreement"), whereby Coastal shall provide management services for the Clinics in return for a management fee equal to eight percent (8%) of the defined revenues of the Clinics. The Management Services Agreement shall be terminable by either party upon thirty (30) days written notice.

     Section 5.3 Failure to Pay-off Lenders. In the event that Coastal's current debt to the Lenders is not repaid in full on or before June 30, 1997, then the transactions described in this Agreement and the related transactions contemplated in the two Asset Purchase Agreements discussed in Section 1.3 herein shall be automatically rescinded, retroactive to the Effective Date. In the event such a rescission occurs, Coastal or the Combined Sellers shall repay to the Combined Purchasers the $50,000 payment called for under Section 1.4, and the Combined Purchasers and the Combined Sellers shall take all actions (including the payment of monies) necessary to restore the relative positions of the Combined Sellers and the Combined Purchasers to the respective positions they would be in if the transactions contemplated herein and those transactions discussed in Section 1.3 never occurred. The parties agree to promptly execute and deliver any contracts, instruments and documents and take such further action as are necessary to effect such rescission.

     Section 5.4 Call Option.

     (a) Coastal will retain for a period of twelve (12) months from the date of Closing a call option (the "Call Option") on the Combined Clinics, whereby Coastal or an affiliate of Coastal may repurchase all (but not less than all, except as provided in Subsection (b) below) of the Combined Clinics from the Combined Purchasers. In the event Coastal notifies the Combined Purchasers of its intention to exercise this option, Coastal will repay the Combined Purchasers their Investment (as defined below) in the Combined Clinics together with a twelve percent (12%) annualized return on such Investment. The Combined Purchasers' Investment in the Combined Clinics shall equal the sum of the Purchase Price and any capital contributed or loaned to the Combined Clinics' operations during the period of Combined Purchasers' ownership. Upon receipt of notice of Coastal's intention to exercise its Call Option, the Combined Purchasers shall repay to the Combined Clinics, on or before the date of closing of the re-sale, any distributions received by the Combined Purchasers from the Combined Clinics, whether received in the form of dividends, distributions or proceeds from loans or sale of assets. The Combined Purchasers shall also cause the release of any liens and encumbrances incurred against any of the Combined Clinics during the period of Purchaser's ownership thereof. The parties agree to execute any and all agreements or other documents necessary to effect the repurchase under the Call Option.

     (b) If within twelve (12) months from the Closing Date, Purchaser is presented with a bona fide offer to purchase one or more of the Combined Clinics by a third party purchaser other than Coastal, Purchaser shall notify Coastal in writing of its the existence of such an offer. From the date such notification is received, Coastal shall have thirty (30) days (the "Notification Period") in which to determine whether to exercise its Call Option under this section, provided that the Notification Period shall in no way extend the twelve month period during which the Call Option is in effect. In the event Coastal does not elect to exercise its Call Option within the Notification Period, Purchaser may sell any or all of the Combined Clinics that were a part of the bona fide offer of which Coastal was notified to such third party purchaser making such an offer. The Call Option shall remain in effect with respect to any remaining of the Combined Clinics for the balance of the original twelve month period, and, if exercised, the Purchaser's Investment required to be paid by Coastal shall be that applicable to such remaining of the Combined Clinics.

     Section 5.5 Marketing of Clinics. For a period of twelve (12) months from the date of Closing, Coastal shall have a right to market, in its discretion, any or all of the Clinics to potential third party purchasers ("Potential Purchasers"). Purchaser agrees to cooperate with Coastal in such marketing activities and to provide access and information in regard to the Clinics to Coastal or Potential Purchasers as reasonably requested.

     Section 5.6 Lehigh Clinic Provisions. The parties hereto acknowledge that CPG has signed a term sheet dated March 11, 1997 as of March 14, 1997 (the "Term Sheet) with a third party purchaser, Leonard Edelman, M.D. ("Edelman") and negotiations have taken place concerning the sale of Lehigh to Edelman. Purchaser hereby agrees to assume any and all obligations or liabilities of Coastal or CPG under the Term Sheet and to indemnify and hold harmless Coastal and CPG from any loss or damages resulting from any claims, litigation, actions, suits, proceedings, judgments, counsel fees, costs and expenses related to the Term Sheet or any other binding written or oral agreements between CPG and Edelman relating to the sale of Lehigh to Edelman.

     Section 5.7 Insurance. Sellers and each Clinic shall bear the risk of loss from fire or other casualty through the Effective Date. In the event of any fire or casualty through the Effective Date causing any material loss of a Clinic's assets, Purchaser shall have the right to terminate this Agreement and all of Purchaser's obligations hereunder.

     Section 5.8 Professional Liability Provisions. The Purchaser shall obtain professional liability coverage for the physicians and providers who are employees, agents or independent contractors of all Clinics subsequent to the Effective Date, with limits of no less than those limits which exist as of the
Effective Date. Purchaser shall maintain, in full force and effect and uninterrupted, such professional liability coverage for a period of one (1) year following the Effective Date. Such professional liability insurance shall at all times name Sellers (as necessary and appropriate), as an additional named insured party and shall require the insurance company to provide at least thirty
(30) days written notice to Sellers of any reduction, modification or termination of such coverage. The Sellers shall be responsible for professional liability insurance coverage with respect to their respective Clinics through the Effective Date. The Sellers may, but shall have no obligation to, purchase an extended reporting endorsement or "tail" insurance for the professional liability coverage if each respective Seller, in its sole discretion, shall deem such to be in its best interest. Each respective Seller represents that it is not currently aware of any threatened or pending claims, suits or litigation with respect to their respective Clinic or any of the physicians or employees of their respective Clinic. The Purchaser and the Clinics shall indemnify and hold harmless the Seller from any and all costs, claims and expenses, including without limitation, reasonable attorneys fees arising out of accidents or claims made by patients of the respective Clinics against the Sellers, the Clinic or any or their physicians occurring subsequent to the Effective Date.

     Section 5.9 Employee Benefits. For a transition period of up to 30 days, each respective Seller will continue to provide those employee benefits which it is lawfully able to provide to those employees of the respective Clinics which remain employees of the respective Clinics subsequent to the Effective Date; provided, Purchaser shall reimburse each respective Seller for all costs and expenses of providing said benefits.

                                   ARTICLE VI
                                   ----------
                     CONDITIONS TO OBLIGATIONS OF PURCHASER
                     --------------------------------------

     The obligations of the Purchaser to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment of the following conditions:

     Section 6.1 Representations and Warranties. The representations and warranties of the Sellers herein contained shall be true in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date and the covenants of the Sellers set forth herein shall have been complied with to the Closing Date, and a certificate to such effect shall be executed and delivered to the Purchaser by the Sellers as of the Closing Date.

     Section 6.2 Stock Certificates. The Purchaser shall have duly endorsed stock transfer powers. The Sellers will deliver duly endorsed certificate(s) representing the Stock upon receipt of the certificates from FUNB.

     Section 6.3 Consents and Approvals. The Sellers shall have obtained all consents and approvals, including without limitation, all consents and approvals required by any lender, required for the transfer of the Purchased Assets by the Sellers to the Purchaser.

     Section 6.4 Closing of Related Transactions. The two Asset Purchase Agreements referred to in Section 1.3 and a Receivables Purchase Agreement of even date shall be executed in conjunction with this Agreement, and the sales of the other Combined Clinics and the Receivables contemplated therein shall close contemporaneously with the sale of the Clinics contemplated herein.

     Section 6.5 Sellers' Documents. The Sellers shall have caused to be delivered to Purchaser, at or before the Closing, the following:

     (a) Good Standing Certificates. Good standing certificates issued by the appropriate official of the states of incorporation of the Sellers and the Clinics.

     (b) Articles of Incorporation and Bylaws. The Sellers and the Clinics shall have delivered to Purchaser a true and complete copy of their Articles of Incorporation and Bylaws.

     (c) Corporate Resolutions. True and correct copies of resolutions of the shareholders and board of directors of the Sellers authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     (d) Assignment of Real Estate Lease. An Assignment of real property leases as provided in Section 5.1.

     Section 6.6 Other Assurances. The Sellers and each Clinic shall have delivered to the Purchaser such other and further certificates, assurances and documents as Purchaser may reasonably request in order to evidence the accuracy of the representations and warranties made pursuant to Article II, Article III, the performance of covenants and agreements to be performed pursuant to Article V at or prior to the Closing, and the fulfillment of the conditions to Purchaser's obligations.

     Section 6.7 FUNB and Lenders. At or prior to Closing, Sellers shall provide a written release from FUNB, as agent for the Lenders, of the Clinics in a form satisfactory to Purchaser. In addition, FUNB, as agent for the Lenders, shall also provide at Closing a UCC-3 Termination Statement for any outstanding Financing Statement on record against any of the Clinics in any jurisdiction. Purchaser, to its satisfaction and in its discretion, must be satisfied that, after Closing, the Clinics will have no liability or obligation to FUNB or the Lenders and FUNB and the Lenders will have no lien on the Stock or the assets, rights, or interests of the Clinics.

                                   ARTICLE VII
                                   -----------
                      CONDITIONS TO OBLIGATIONS OF SELLERS
                      ------------------------------------

     The obligations of the Sellers to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment of the following conditions on the Closing Date:

     Section 7.1 Representations and Warranties. The representations and warranties of the Purchaser herein contained shall be true in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and the covenants of the Purchaser set forth herein shall have been complied with to the Closing Date.

     Section 7.2 Payment of Purchase Price. The Purchaser shall have paid the Purchase Price in the manner described in Sections 1.3 and 1.4 hereof.

     Section 7.3 Closing of Related Transactions. The two Asset Purchase Agreements referred to in Section 1.3 and a Receivables Purchase Agreement of even date shall be executed in conjunction with this Agreement, and the sales of the other Combined Clinics and the Receivables contemplated therein shall close contemporaneously with the sale of the Clinics as contemplated herein.

     Section 7.4 Purchaser's Documents. The Purchaser shall have performed and complied, in all material respects with its covenants and agreements made herein to be performed by or complied with by it on or prior to the Closing Date. Purchaser shall have caused to be delivered to Sellers, at or before the Closing, the following:

     (a) Articles of Organization and Operating Agreement. Purchaser shall have delivered to Sellers a true and complete copy of its Articles of Organization and Operating Agreement.

     (b) Company Resolutions. True and complete copies of resolutions of the managers of Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     Section 7.5 Other Assurances. The Purchaser shall have delivered to the Sellers such other and further certificates, assurances and documents as Sellers may reasonably request in order to evidence the accuracy of the representations and warranties made pursuant to Article IV, the performance of covenants and agreements to be performed pursuant to Article V at or prior to the Closing, and the fulfillment of the conditions to Sellers' obligations.

                                  ARTICLE VIII
                                  ------------
                                 INDEMNIFICATION
                                 ---------------

     In addition to the indemnities included elsewhere in this Agreement, the parties hereto agree to indemnify and hold each other harmless as follows:

     Section 8.1 Indemnification by the Sellers. The Sellers agrees to indemnify and hold the Purchaser harmless at all times after the date of this Agreement from, against and in respect of:

     (a) Any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenants or agreements on the part of the Sellers contained herein or in any certificate or document furnished by the Sellers pursuant hereto and any loss or damage resulting from any claims, litigation, actions, suits, proceedings, judgments, counsel fees, costs and expenses incident to such misrepresentation, breach or nonfulfillment;

     (b) Any obligation or liability, contingent or otherwise, of the Sellers in respect of any profit derived from the sale of the Stock pursuant to this Agreement;

     (c) Any liability or obligation, whether assessed or unassessed, of Clinics for federal, state or local taxes owed and due through the Closing Date (provided that for local ad valorem taxes, such taxes shall not be considered due for purposes of this subsection until the last date upon which such taxes can be paid without penalty);

     (d) Any liability or obligation for the preparation or filing of any tax returns to be filed through the Closing Date and the payment of any taxes, or charges or levies in the nature of a tax, assessed or imposed upon Clinics' business or property that are required to be paid through the

Closing  Date  (Sellers  shall  assume  all   liabilities  for  filing  and  the
correctness of returns filed and payment of all taxes reported or to be reported through the Closing Date).

     (e) All liabilities incurred by Sellers arising out of or in connection with the operation of the Valley Women's Center and the CPG Clinics through the Closing Date, provided that, within twenty-four (24) months following the Closing Date, Purchaser provides written notice to the Sellers, pursuant to which Purchaser asserts a claim, stating with particularity all material facts relating to such claim.

     Section 8.2 Indemnification by the Purchaser. The Purchaser agree to indemnify and hold the Sellers harmless at all times after the date of this Agreement from and against any and all loss, liability, damage or deficiency resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any covenants or agreements on the part of the Purchaser contained herein or in any certificate or document furnished by the Purchaser pursuant hereto and any loss or damage resulting from any claims, litigation, actions, suits, proceedings, judgments, counsel fees, costs and expenses incident to such misrepresentation, breach or nonfulfillment; and (ii) all liabilities arising out of or in connection with the operation of the Clinics by the Purchaser subsequent to the Closing Date.

     Section 8.3 Third Party Claims. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the party against whom such claim is asserted (the "Indemnified Party"), within a reasonable period of time, shall give written notice to the other party (the "Indemnifying Party") of any such claim, and the Indemnifying Party shall thereafter defend or settle any such claim, at its sole expense, on its own behalf and with counsel of its selection. In such defense or settlement of any claims, the Indemnified Party shall cooperate with the Indemnifying Party to the maximum extent reasonably possible. Any payment resulting from such defense or settlement, together with the total expense thereof, shall be binding on Sellers and Purchaser for the purpose of this
Article VIII.

     Section 8.4 Settlement. Notwithstanding the foregoing, should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the Indemnified Party, on not less than thirty (30) days' notice to the Indemnifying Party, may make settlement of such claim, and such settlement shall be binding on the Indemnifying Party and the Indemnified Party for the purposes of this Article VIII; provided, however, that if within said thirty (30) day period the Indemnifying Party shall have requested the Indemnified Party not to settle such claim and to deny such claim at the expense of the Indemnifying Party, the Indemnified Party will promptly comply and the Indemnifying Party shall have the right to defense on its own behalf with counsel of its selection. Any payment or settlement resulting from such contest, together with the total expense thereof, shall be binding on Sellers and Purchaser for the purposes of this Article VIII.

                                   ARTICLE IX
                                   ----------
                                    BROKERAGE
                                    ---------

     The Sellers and the Purchaser represent and warrant to the other that the negotiations relative to this Agreement have been carried on by the Sellers directly with the Purchaser and by the

Purchaser directly with the Sellers, without the intervention of any person. The Sellers shall indemnify the Purchaser and the Purchaser shall indemnify the Sellers and hold the other party or parties harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by the Purchaser, on the one hand, and by the Sellers and any of the Clinics, on the other hand, in connection with this Agreement or such transactions, arising out of any claim for any such brokerage or other commissions alleged to be due as a result of the actions or conduct of the indemnifying party.

                                    ARTICLE X
                                    ---------
                               FURTHER ASSURANCES;
                               -------------------
                             ACCESS AND INFORMATION
                             ----------------------

     Section 10.1 Further Assurances. The Sellers and Purchaser all hereby covenant and agree that at any time and from time to time they will promptly execute and deliver to the others such further instruments and documents and take such further action as the parties may from time to time reasonably request in order to further carry out the intent and purpose of this Agreement.

     Section 10.2 Access and Information. Through the Closing Date, the Sellers shall cause the Clinics to give Purchaser and its agents, attorneys, accountants and representatives full access, during normal working hours of the Clinics to each of the Clinics' properties, affairs, books, records, contracts and documents, including, without limitation, all contracts, leases, evidence of indebtedness and audit work papers of the internal auditors of the Clinics, as Purchaser may reasonably request; provided, however, that until the Closing, Purchaser shall not disclose and shall cause its agents, attorneys, accountants and representatives not to disclose to any other party any confidential data or information secured from the Clinics, and, if the Closing does not occur as herein provided, Purchaser will promptly return to the Clinics, at Purchaser's expense, all books, records and other documents and papers obtained from the Clinics and all copies thereof.

                                   ARTICLE XI
                                   ----------
                     NATURE AND SURVIVAL OF REPRESENTATIONS
                     --------------------------------------

     All statements contained in any certificate or other instrument delivered by or on behalf of the Sellers pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Sellers hereunder. All representations, warranties, and agreements made by the Sellers in this Agreement, or pursuant hereto, except as otherwise expressly stated, shall survive the Closing and any investigation at any time made by or on behalf of the Sellers as follows:

     (a) The representations, warranties and covenants regarding title to the Stock, contained in Sections 2.2 and 3.2 hereof, shall survive forever;

     (b) All other representations, warranties, and covenants made hereunder shall be effective for a period of eighteen (18) months following the Effective Date.

                                   ARTICLE XII
                                   -----------
                                  MISCELLANEOUS
                                  -------------

     Section 12.1 Third Party Beneficiary. Coastal, its successors and assigns are intended to be direct third-party beneficiaries of the covenants contained in this Agreement and may enforce the same in their own name, as applicable.

     Section 12.2 Notices; Addresses. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid, addressed as follows:

         CPN:             Coastal Physician Networks, Inc.
                          2828 Croasdaile Drive
                          Durham, North Carolina  27704
                          Attention: President

         CPG:             Coastal Physician Group of Florida, Inc.
                          2828 Croasdaile Drive
                          Durham, North Carolina  27704
                          Attention: President



         PURCHASER:       Scott Medical Group LLC
                          2828 Croasdaile Drive
                          Durham, North Carolina  27704
                          Attention: Manager

     Section 12.3 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective legal counsel and financial advisors.

     Section 12.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 12.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 12.6 Assigns. This Agreement shall be binding upon and inure to the benefit of any and all successors, assigns, or other successors in interest of the Purchaser, Coastal and Sellers.

     Section 12.7 Public Announcement. Prior to Closing, no party will make any public announcements with respect to this transaction without the approval of the other parties, except as otherwise required by law, by the Securities Exchange Commission, or that are recommended by legal counsel. In any announcements after Closing, all parties agree to avoid any disparagement of another party.

     Section 12.8 Remedies. In the event that any party defaults or fails to perform any of the conditions or obligations of such party under this Agreement or any other agreement, document or instrument executed in connection with this Agreement, or in the event that any such party's representations or warranties contained herein or in any such other agreement, document or instrument are not true and correct as of the date hereof and as of the Closing, the other parties shall be entitled to exercise any and all rights and remedies available to them by or pursuant to this Agreement or at law or in equity.

     Section 12.9 Captions. The captions and headings set forth in this Agreement are for convenience of reference only and shall not be construed as a part of this Agreement.

     Section 12.9 Merger Clause. This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

     Section  12.10   Amendments.   No  change,   amendment,   qualification  or
cancellation hereof shall be effective unless in writing and executed by all of the parties hereto by their duly authorized officers.

     Section 12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.


                            (Signature Page Follows)

     IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the date first above written.

                                       COASTAL PHYSICIAN NETWORKS, INC.

                                       By:
                                          --------------------------------
                                       Its:
                                           -------------------------------
ATTEST:

By:
   --------------------------
           Secretary

        [Corporate Seal]

                                       COASTAL PHYSICIAN GROUP
                                       OF FLORIDA, INC.

                                       By:
                                          --------------------------------
                                       Its:
                                           -------------------------------
By:
   --------------------------
           Secretary

        [Corporate Seal]

                                       SCOTT MEDICAL GROUP LLC

                                       By:                                (SEAL)
                                          --------------------------------
                                          Steven M. Scott, M.D., Manager